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                                                                   EXHIBIT 10(V)


ADDITIONAL CLAUSE  :         RELINQUISHMENT OF A VOLUME
CONTRACT           :         ASSOCIATION
SECTOR             :         DINDAL
ASSOCIATE          :         GHK Company Colombia,
                             Petrolinson S.A.,
                             Seven Seas Petroleum Colombia Inc.,
                             Sociedad Petrolera Internacional S.A. - Sipetrol
                             Cimarrona Limited Liability Company


The contracting parties, namely:

On the one hand Empresa Colombiana de Petroleos, hereinafter called ECOPETROL, State-owned Industrial and Commercial Company authorized by Law 165 of 1948, currently governed by its by-laws, amended by Decrees 1209 of June 15, 1994 and 2933 of December 10, 1997, having its head office in Bogota, represented by ALBERTO CALDERON ZULETA, of age, identified with citizen card No. 19.248.238 issued in Santa Fe de Bogota, resident in Santa Fe de Bogota, who states he is acting as ECOPETROL's President.

On the other:

GHK COMPANY COLOMBIA, corporation organized under the laws of the State of Oklahoma, United States of America, with a branch office in Colombia with main domicile in Santa Fe de Bogota, pursuant to public deed No. 118 of January 21st, 1993, granted by the 16th Notary's Office of Bogota, represented by CLAUDIA MILENA VACA, of age, identified with citizen card No. 41.784.144 issued in Bogota, who states: 1. That acting as legal representative she represents GHK COMPANY COLOMBIA, 2. That GHK COMPANY COLOMBIA, as OPERATOR for the HYDROCARBON EXPLORATION AND EXPLOITATION ASSOCIATION CONTRACTS IN THE "DINDAL" AND "RIO SECO" SECTORS, acts on its own behalf and representing the companies making up the ASSOCIATE, namely: SOCIEDAD INTERNACIONAL PETROLERA - SIPETROL, CIMARRONA LIMITED LIABILITY COMPANY, SEVEN SEAS PETROLEUM COLOMBIA, GHK COMPANY COLOMBIA (Operator) and PETROLINSON S.A., pursuant to the authorization received from such companies, as recorded in letter dated January 25th, 2001, signed by the legal representatives of said companies and that makes integral part of the present addendum, and 3. That she is fully authorized to enter the present contract as indicated in the incorporation and legal representation certificate issued by the Chamber of Commerce of Bogota.





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Based on the aforementioned conditions ECOPETROL and THE ASSOCIATE leave on record the agreement they have reached, prior the following considerations:

ONE: That on January 22, 1993 ECOPETROL and the ASSOCIATE entered the DINDAL Association Contract, recorded through Public Deed number 0270 of February 9, 1993 granted by the 16th Notary's Office of Bogota and approved by the Ministry of Mines and Energy through Resolution No. 7173 of July 28, 1993.

TWO: That pursuant to subsequent assignment of interests, rights and obligations, the ASSOCIATE is currently made up by

Company                                                                            % Share

Sociedad Internacional Petrolera -Sipetrol                                          32.900
Cimarrona Limited Liability Company                                                  9.400
Seven Seas Petroleum Colombia                                                       40.756
GHK Company Colombia (Operator)                                                     10.944
Petrolinson S.A.                                                                     6.000


THREE: That in accordance with the Additional Clause legalized through Public Deed 2051 of Bogota's 16th Notary's Office, on July 27, 1995, a change of obligations was made resulting from the relinquishment of areas in the DINDAL Contract, the Contracted Area now being 26.154 hectares with 8.500 meters.

FOURTH: That by drilling exploration wells Escuela-1, El Segundo-1E, El Segundo-1N, El Segundo-1S, El Segundo-2E and El Segundo-3E, the Associate satisfactorily complied with all the obligations corresponding to the First to the Sixth years of the DINDAL Contract Exploration Period. In addition, it acquired 254 kms od 2D seismic and 129 square kms of 3D seismic and drilled wells El Segundo-4 and El Segundo-6E.

FIFTH: That through letter VOP-464 of November 1, 1995, upon request made by the Associate, Ecopetrol approved the modification of the expiration dates for the remaining years of the Exploration Period of the Dindal Contract and, consequently, the expiration date for the Sixth contractual year for that contract was established as September 23, 1999.

SIX: That through an Additional Clause signed between ECOPETROL and the ASSOCIATE on September 23, 1999, an agreement was made to extend the Exploration Period's expiration date until September 23, 2000, in exchange for exploration works for a minimum of two (2) million dollars (US$2.000.000) to be conducted by the Associate. In addition, in the same Additional Clause an agreement was made to relinquish the areas mentioned in Clause 8 of the Dindal Association Contract on the same date at the latest.



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SEVEN: That in letters dated December 30, 1999 and February 23, 2000, the
ASSOCIATE applied for the Guaduas Field Commerciality, and ECOPETROL in letter ECP-247 of May 22, 2000 notified the ASSOCIATE the non-acceptance of this field's commerciality, according to decision by ECOPETROL's Board of Directors, as recorded in Minutes No. 2236 of May 19, 2000.

EIGHT: That in letter VPJ-199-00 of August 8, 2000, the ASSOCIATE notified ECOPETROL its decision to exploit the Guaduas field under the Sole Risk mode, as set forth in Clause 9.5 of the Dindal and Rio Seco Association Contracts.

NINE: That in letter ECP-395 of August 4, 2000, in order to expedite exploration in the active areas of the country and as a short term strategy, ECOPETROL notified the ASSOCIATE that ECOPETROL's Board of Directors had approved a business scheme enabling the possibility to enter a new Association Contract applied to the volume underlying the discovered fields and their reserve zones, in each one of the Association Contracts in force, leading to the exploration and eventual exploitation of deep prospects.

TEN: That in letter VPJ-254-00 of September 21, 2000, the ASSOCIATE submitted to ECOPETROL a proposal to enter an association contract for the exploration and eventual exploitation of the hydrocarbons that may be located in the so called "deep prospects", within existing contracts, according to the guidelines offered by Ecopetrol pursuant to the previous item.

Likewise, in the same letter the ASSOCIATE proposed to ECOPETROL an alternative to comply with the pending obligation, referring to the relinquishment of areas in the Dindal Contract, in order to comply with Clause 8 herein.

ELEVEN: Since the new Association Contract, called "DEEP DINDAL" shall be applied to the subsurface volume located below the reservoirs discovered in the Dindal Contract, starting at a geological level corresponding to the base of the Cimarrona reservoir in the Guaduas Field, ECOPETROL and the ASSOCIATE consider necessary to exclude that volume from the currently existing Dindal Association Contract.

According to the above, ECOPETROL and the ASSOCIATE agree to:

ONE: Modify Clause Three of the DINDAL Association Contract, that shall read as follows:

CLAUSE 3 - CONTRACTED VOLUME

The Contracted Volume called "DINDAL" is made up starting on the surface by twenty six thousand one hundred and fifty four hectares with eight thousand five hundred square meters (26.154 Ha with 8.500 m2) located in the municipal jurisdictions of Chaguani, Viani, Villeta, Quebrada Negra, Guaduas, Caparrapi




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and Utica in the department of Cundinamarca, Republic of Colombia and, in depth, this Contract extends up to the geological level corresponding to the base of the Cimarrona reservoir in the field called Guaduas.

The area on the surface is described below and, as shown in the map attached as annex "A", that makes part of this additional clause, as well as the corresponding charts: The Map information was obtained from the Political Map of Colombia, magnetic file of the I.G.A.C. The starting point adopted has been the Geodesic Vortex "CINTA - 24" of the Agustin Codazzi Geographical Institution, whose flat Gauss coordinates with origin Bogota are: N-1.063.470.38 mts, E-951.466.09 mts., corresponding to geographic coordinates with Latitude 5(degree) 10' 22".276 North of the Equator, Length 74(degree) 31'07".154 West of Greenwich. From this vortex we continue with direction N 57(degree) 45'09".072 W for a length of 4.553.45 mts until reaching point "A", starting point for the borders, whose coordinates are N-1.065.900 mts, E-947.615.00 mts. From this point "A" we continue NORTH for 4.100.00 mts until reaching point "B" whose coordinates are N-1.070.000.00 mts. E-947.615.00 mts. The "A-B" line borders along all its extension line "C-B" of the Rio Seco Association Contract operated by GHK Company. From this "B" point we continue to the EAST for 4.385.00 mts until reaching point "C" whose coordinates are N-1.070.000.00 mts. E-952.000.00 mts. The "B-C" line borders along all of its extension part of the "F-E" line of the Guaduales Association Contract operated by Texas Petroleum Company. From this "C" point we continue in direction S 7(degree) 7'30".059 E for 16.124.51 mts until reaching point "D", whose coordinates are N-1.054.000.00 mts E-954.000.00 mts, from this "D" point we continue in direction S
15(degree) 42'32".096 W for 16.620.77 mts until reaching point "E" whose coordinates are N-1.038.000.00 mts, E-949.500.00 mts. From this point "E" we continue WEST for 5.800.00 mts until reaching point "F" whose coordinates are N-1.038.000.00 E-943.700.00 mts. From this point "F" we continue N-1.038.000
E-943.700.00 mts. From this "F" point we continue NORTH for 27.900.00 mts until reaching point "G" whose coordinates are N-1.065.900.00 mts, E-943.700.00 mts. From this point we continue EAST for 3.915.00 mts until reaching Point "A", starting and ending point for the borders. Lines "F-G" and G-A" border along all their extension lines "E-D" and "D-C" of the Rio Seco Contract operated by GHK Company."

TWO: Postpone the relinquishment of areas stipulated in Clause 8 of the Dindal Association Contract, until the expiration of the first 18-month stage agreed upon in the First Phase of the DEEP DINDAL Association Contract or 36 months if the DEEP DINDAL Contract continues exploring during its second phase or, in any event, until the expiration of the extensions authorized for the exploration stage under the DEEP DINDAL contract.

THREE: The ASSOCIATE commits to conduct in the area withheld within the Dindal Association Contract, during the term mentioned in agreement No. 2 herein, gravimetry-magnetometry or magneto-telluric activities. In this respect, the ASSOCIATE shall send to ECOPETROL, in the month following the




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signature of the present addendum, the timeline for the execution of these activities and their scope.

FOUR: If as a result of any assignment of interest the Associate party in the Dindal Association Contract differs from the one in the DEEP DINDAL contract, the ASSOCIATE commits to agree on a plan and program in order to conduct its exploration and/or development activities on the surface of the contracted area, in such a way that it enables the regular development of its operations, with no mutual interference.

FIVE: Granting the first option to the current Associate in the Dindal Association Contract, to negotiate a service agreement with ECOPETROL, enabling it to continue operating the discovered fields in the Dindal Contract after its termination and until the DEEP DINDAL contract is in force.

This first negotiation option shall be exercised before the termination of the Dindal Contract and shall be subject to the following:

1. The company designated to conduct the operations necessary for exploration and/or exploitation of Hydrocarbons found in the DINDAL and DEEP DINDAL contracts, must have been an integral part of the Associate.

2. The Company designated to explore and/or exploit Hydrocarbons found in the DINDAL sector must have previously operated the discovered fields in this same sector.

3. In the event an agreement is reached between ECOPETROL and the current Associate, the maximum duration of the operation services agreement shall be the same as that for the DEEP DINDAL Association Contract.

SIX: The present Additional Clause constitutes no substitution for the Dindal Association Contract, that continues in force for all other terms and conditions.

In witness whereof it is signed in Bogota, on _________ ( ) of ___________, year two thousand and one (2001).}



                         EMPRESA COLOMBIANA DE PETROLEOS
                                    ECOPETROL



                             ALBERTO CALDERON ZULETA
                                    President





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                              GHK COMPANY COLOMBIA





                               CLAUDIA MILENA VACA
                              Legal Representative